Exhibit 10.9

CLINICAL RESEARCH SERVICES AGREEMENT

This AGREEMENT, entered into as of October 24, 2001, is by and between Clinical Cardiovascular Research, LLC, a limited liability company established under the laws of the Commonwealth of Virginia, with offices located at Montvale Center, 18310 Montgomery Village Avenue, Suite 620, Gaithersburg, Maryland 20879 (hereinafter referred to as “C2R”), and Cardio Vascular Genetic Engineering, having its principal place of business at 14272 Franklin Avenue, Suite 110, Tustin, CA 92780 (hereinafter referred to as “Sponsor”).

WHEREAS, C2R is a clinical research organization dedicated to the clinical development of investigational drugs and devices for cardiovascular indications which provides sponsors of investigational drugs and devices comprehensive clinical management services, design, implementation, execution and analysis of clinical trials for drugs and devices to treat cardiovascular disorders, access to patients with a variety of cardiovascular ailments, expert assistance in the medical and commercial evaluation of a product’s profile in selection of an optimum indication, and assistance in the preparation of detailed clinical development plans, regulatory strategies, and protocols;

WHEREAS, Sponsor desires to utilize the services of C2R to assist Sponsor in the clinical development of an investigational drug for cardiovascular indications;

NOW, THEREFORE, the parties hereto, intending to be legally bound, have entered into this Agreement and do specifically agree as follows:

1.	RFP RESPONSE, PAYMENT SCHEDULE AND ADDITIONAL STUDIES

1.1	The RFP RESPONSE - CVE 2001 describes the services to be performed hereunder and is attached hereto as Exhibit A (“RFP Response”). C2R will perform services for Sponsor in connection with the studies (“Study”) referenced in Section E. BUDGET of the RFP Response. The RPF Response describes pricing for the Study and a schedule of specific responsibilities. Exhibit B (“Payment Schedule”) contains the specific payment schedules for the Study. Exhibit C (“Additional Studies”) contains the conditions under which C2R will be granted rights to conduct additional studies of FGF-1 for Cardio. The RFP Response, Appendix B and Appendix C, which shall be approved by Sponsor, are deemed part of this Agreement and are incorporated herein by reference;

1.2	Upon signing this agreement, Cardio shall pay C2R a sum of $10,000 to cover the initial filling of the FDA Form 1572. Within 7 days of notification of the FDA that the Study may proceed, Cardio shall pay C2R the remainder of the prepayment - $154,554.25.

Clinical Cardiovascular Research, LLC

Clinical Research Services Agreement

1.3	C2R’s Federal Tax ID # is 541832201. After initial prepayment, payments are to be made net 30 days receipt of invoice to the order of:

Clinical Cardiovascular Research, LLC

Montvale Center

18310 Montgomery Village Avenue, Suite 620

Gaithersburg, Maryland 20879

2.	STUDY DEVICE AND MATERIALS

2.1	Sponsor shall provide C2R with copies of the protocol for the Study and such related materials as may be in Sponsor’s possession and necessary to enable C2R to fulfill its obligations under this Agreement.

2.2	Sponsor shall provide sufficient amounts of all devices, materials, or other substances with which to perform the Study, as well as such sufficient and comprehensive data as may be required by C2R concerning the stability of the test materials, storage, and safety requirements.

2.3	Sponsor guarantees that no device or test material(s) supplied by Sponsor in connection with the Study or the performance of services is adulterated or mislabeled; and that the clinical supplies (including any reference products used in the Study) provided by Sponsor are identical in content to the description provided in the Protocol.

3.	COMPLIANCE WITH GOVERNMENT REGULATIONS

3.1.	C2R will perform the Study in accordance with the Protocol. C2R will also comply in all material respects with all current government regulatory requirements concerning Good Clinical Practices applicable at the time of study initiation.

3.2.	Should such government regulatory requirements be changed, C2R will make every reasonable effort to satisfy the new requirements. In the event that compliance with such new regulatory requirements necessitates a change in the Protocol for the Study, C2R will submit to Sponsor a revised Line Item Charge for Sponsor’s acceptance prior to making any changes in the Protocol or Study.

4.	SPONSOR VISITS TO FACILITIES

Sponsor’s representatives may visit the Investigational clinics with reasonable frequency, upon reasonable notice, during normal business hours to observe the progress of the Study, C2R will assist Sponsor in scheduling such visits.

Clinical Cardiovascular Research, LLC

Clinical Research Services Agreement

5.	CONFIDENTIAL INFORMATION / LEGAL PROCEEDINGS

5.1.	C2R shall not disclose or use for any purpose other than performance of the services to be rendered hereunder, Sponsor’s Confidential Information. Both parties to this Agreement shall hold in confidence the identity of patients and shall comply with the applicable laws regarding confidentiality of patient records. Disclosures to Investigational Review Boards are understood to be required by Law.

5.2.	If disclosure of Sponsor’s Confidential Information is required by Law, C2R will promptly notify Sponsor of this requirement and, if possible prior to any disclosure, will permit Sponsor to oppose such disclosure by appropriate legal action. If C2R, shall be obliged to provide assistance, including testimony or records regarding any Sponsor Study in any legal or administrative proceeding, then Sponsor shall reimburse C2R its reasonable out-of-pocket costs and its reasonable standard hourly fee for the time expended by its employees or representatives.

5.3.	Sponsor will not disclose to any business or institution not affiliated with Sponsor, without C2R’s written permission, any information pertaining to C2R’s business or this Agreement, unless such disclosure is required by Law. If such disclosure is required by Law, Sponsor will notify C2R of this requirement promptly, and if possible, prior to any disclosure to permit C2R to oppose such disclosure by appropriate legal action.

5.4.	Sponsor and C2R acknowledge that any remedy at law for the breach or threatened breach of the Confidential Information provisions of this Agreement may be inadequate to fully and properly protect the disclosing party and, therefore, the parties agree that the disclosing party may be entitled to injunctive relief in addition to other available remedies; provided, however, that nothing contained herein shall be construed as prohibiting the disclosing party from pursuing any other remedies available in law or in equity, without limit, for such breach or threatened breach.

5.5.	This Section 5 shall survive the expiration or termination of this Agreement.

6.	WORK PRODUCT

6.1.	All progress reports will be prepared in C2R’s standard format unless otherwise specified in the Protocol or requested by Sponsor in writing.

6.2.	Raw data in paper, magnetic, or other form will be retained by C2R in compliance with regulatory requirements. Upon expiration of any regulatory requirements to maintain such data or after ten (10) years, whichever is later, Sponsor shall upon C2R’s request direct that such data be delivered to Sponsor or be retained by C2R.

Clinical Cardiovascular Research, LLC

Clinical Research Services Agreement

7.	TEST ARTICLE

Upon completion of the Study, unless required by applicable law or regulation and so notified by the Sponsor in writing, any remaining samples of test or control materials will be returned to Sponsor, at Sponsor’s expense, for retention in compliance with regulatory requirements. If so notified by the Sponsor, C2R will retain samples of test or control materials for a standard storage fee.

8.	INVENTIONS AND PATENTS

8.1.	Any trade secrets or any other information of value relating to the business and/or field of interest of Sponsor or any of its Affiliates including, but not limited to, information relating to inventions, disclosures, processes, systems, methods, formulae, devices, patents, patent applications, trademarks, intellectual properties, instruments, materials, products, research or development activities and plans, clinical, preclinical or other data, specifications, computer programs, costs of production, prices or other financial data, volume of sales, promotional methods, marketing plans, strategic plans, lists of names or classes of customers, or lists of suppliers, that C2R obtains through its consultant capacity with Sponsor during the term of this Agreement, or may have acquired through previous dealings with Sponsor or any of its Affiliates, shall be regarded as held by C2R., in a fiduciary capacity solely for the benefit of Sponsor, its successors or assigns, and shall not at any time, either during the term of this Agreement, or thereafter, be disclosed, divulged, furnished, or made accessible by C2R to anyone, or be otherwise used by C2R, except in the regular course of C2R’s providing services for Sponsor under this Agreement. Information shall for purposes of this Agreement be considered to be secret if not known by the public generally, even though such information may have been disclosed to one or more third parties pursuant to agreements entered into by Sponsor or its Affiliates.

8.2.	Any trade secrets or any other information of value relating to the business and/or field of interest of C2R or any of its Affiliates including, but not limited to, information relating to inventions, disclosures, processes, systems, methods, formulae, devices, patents, patent applications, trademarks, intellectual properties, instruments, materials, products, research or development activities and plans, clinical, preclinical or other data, specifications, computer programs, costs of production, prices or other financial data, volume of sales, promotional methods, marketing plans, strategic plans, lists of names or classes of customers, or lists of suppliers, that Sponsor obtains through its business relationship with C2R during the term of this Agreement, or may have acquired through previous

Clinical Cardiovascular Research, LLC

Clinical Research Services Agreement

dealings with C2R or any of its Affiliates, shall be regarded as held by Sponsor in a confidential capacity solely for the benefit of C2R, its successors or assigns, and shall not at any time, either during the term of this Agreement, or thereafter, be disclosed, divulged, furnished, or made accessible by Sponsor to anyone, or be otherwise used by Sponsor, except in the regular course of Sponsor receiving services from C2R under this Agreement. Information shall for purposes of this Agreement be considered to be secret if not known by the public generally, even though such information may have been disclosed to one or more third parties pursuant to agreements entered into by C2R or its Affiliates.

8.3.	C2R shall not divulge any information to Sponsor pursuant to this Agreement that is the proprietary property of a third party.

8.4.	This Section 8 shall survive expiration or termination of this Agreement.

9.	REMEDIES / INDEMNITIES

9.1.	Should any patient enrolled in the Study suffer any adverse effect directly caused by patient’s participation in the Study, Sponsor will reimburse C2R and/or Study Center for all hospital and medical costs required for diagnosis and emergency treatment. Further, if any such adverse effect gives rise to a claim against C2R, Sponsor shall indemnify, defend and hold harmless C2R and its officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “indemnitees”), against any liability, loss, damage, injury, or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments (1) arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning the Study and related materials or any modification thereof; (2) arising out of any side effect or adverse event, illness or injury resulting from indemnitees’ performance of services for the Study and occurring to any person involved in the Study; or (3) arising out of damage to any property resulting from and occurring during the indemnittees’ performance of services for the Study.

9.2.	Sponsor’s indemnification under 9.1 (2) and 9.1 (3) hereabove shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the (a) negligent activities, reckless misconduct or intentional misconduct of the indemnitees; or (b) failure of the indemnitees to adhere to the terms of the Protocol.

Clinical Cardiovascular Research, LLC

Clinical Research Services Agreement

9.3.	Sponsor agrees, at its own expense, to provide attorneys reasonably acceptable to C2R to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

9.4.	This Section 9 shall survive expiration or termination of this Agreement.

10.	INSURANCE

10.1.	Sponsor shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for the Sponsor’s indemnification under the preceding section. If Sponsor elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to C2R and the C2R insurance carrier. The minimum amounts of insurance coverage required under this section shall not be construed to create a limit of Sponsor’s liability with respect to its indemnification under the preceding section of this Agreement.

10.2.	Sponsor shall provide C2R with written evidence of such insurance upon request of C2R. Sponsor shall provide C2R with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

10.3.	Sponsor shall maintain such comprehensive general liability insurance during (i) the continuance of the Study and (ii) a reasonable period after the period referred to in 10.3 (i) hereabove which in no event shall be less than fifteen (15) years.

10.4.	This Section 10 shall survive expiration or termination of this Agreement.

11.	LIMITATION OF LIABILITY AND REMEDIES; INDEMNIFICATION

11.1.	THE MAXIMUM AGREED LIABILITY OF C2R SHALL NOT EXCEED THE FEES PAID TO C2R. IN NO EVENT SHALL C2R BE LIABLE TO SPONSOR OR ANY OTHER THIRD PARTY FOR ANY SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO ANY DAMAGES RESULTING FROM LOSS OF DATA, DELAY IN THE STUDY, LOSS OF PROFITS OR LOSS OF BUSINESS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY PRODUCTS, SERVICES OR MATERIALS FURNISHED HEREUNDER, EVEN IF C2R HAS BEEN ADVISED OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

Clinical Cardiovascular Research, LLC

Clinical Research Services Agreement

11.2.	EXCEPT AS EXPRESSLY STATED TO THE CONTRARY, THE LIMITATION STATED IN SECTION 11.1 SHALL APPLY WHETHER THE ASSERTED CLAIM, LIABILITY OR DAMAGES ARE BASED ON CONTRACT (INCLUDING BUT NOT LIMITED TO BREACH OR WARRANTY), TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND STRICT LIABILITY) OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, AND REGARDLESS OF WHETHER THE ASSERTED CLAIM, LIABILITY OR DAMAGES ARISE FROM PERSONAL INJURY, PROPERTY DAMAGE, ECONOMIC LOSS OR ANY OTHER KIND OR INJURY, LOSS OR DAMAGE. EACH OF SUCH LIMITATIONS IS INTENDED TO BE ENFORCEABLE REGARDLESS OF WHETHER ANY OTHER EXCLUSIVE OR NON-EXCLUSIVE REMEDY UNDER THIS AGREEMENT FAILS OF ITS ESSENTIAL PURPOSE.

11.3.	Sponsor acknowledges that the fees set forth in Section E. BUDGET and other economic terms of this Agreement reflect the allocation of risks and the limitations of C2R’s liability hereunder.

12.	INDEMNITY FOR SUBCONTRACTOR

The subcontractors involved in the Study will be indemnified by Sponsor. Sponsor hereby agrees to indemnify the subcontractors, subject to limitations 12.1., 12.2., 12.3., and 12.4, herebelow, from and against any and all loss, cost, damage, claim, or action (including reasonable attorney’s fees) which arise in connection with their involvement with the Study, provided:

12.1.	The conduct of the subcontractor is not negligent, or if negligent, such conduct is not a proximate cause of the loss, cost, damage, claim, or action;

12.2.	Sponsor is properly notified of the claim or lawsuit;

12.3.	Sponsor is given control over the conduct and disposition of the claim or lawsuit; and

12.4.	Sponsor receives the full cooperation of the subcontractor during pendency of the claim or lawsuit.

13.	FORCE MAJEURE

Neither party shall be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such party, which causes such party to be unable to perform its obligations under this Agreement, and which it has been unable to overcome by the exercise of due diligence.

Clinical Cardiovascular Research, LLC

Clinical Research Services Agreement

In the event of the occurrence of such a force majeure event, the party unable to perform shall promptly notify the other party. It shall further use its best efforts to resume performance as quickly as possible and shall suspend performance only for such period of time as is necessary as a result of the force majeure event.

14.	ALLOCATION OF RESOURCES

If delays in performance of the Study are experienced because of Sponsor’s inability to supply C2R with materials or information required to perform the Study, C2R reserves the right to reallocate resources otherwise reserved for performance of the Study without incurring liability to Sponsor.

15.	INDEPENDENT CONTRACTOR

C2R shall act solely as an independent contractor and nothing in this Agreement shall be construed to give C2R the power or authority to act for, bind, or commit Sponsor. Nothing herein shall be construed to create the relationship of employer and employee, partnership, principal and agent, or joint venture between Sponsor and C2R.

16.	TERMINATION

16.1.	Sponsor and/or C2R may terminate any Study prior to completion by giving prior written notice if any of the following conditions occur:

16.1.1.	By any party if the authorization and approval to conduct the Study in the United States is withdrawn by the U.S. Food and Drug Administration;

16.1.2.	By Sponsor if animal, human and/or toxicological test results, in the opinion of Sponsor support termination of the Study;

16.1.3.	By Sponsor if the emergence of any adverse reaction or side effect with the Study Drug administered in the Study is of such magnitude or incidence in the opinion of Sponsor to support termination;

16.1.4.	By Sponsor if Sponsor determines that the results or lack of results obtained from the Study at any given time indicate that the Study is not in accord with Sponsor’s corporate objectives;

Clinical Cardiovascular Research, LLC

Clinical Research Services Agreement

16.1.5.	By Sponsor if Sponsor determines that C2R has failed to abide by or satisfy any of the requirements applicable to the Study and/or contained in this Agreement, or any federal, state or local laws, regulations or guidelines, or any requirements of the host Institution or facility;

16.1.6.	By C2R if C2R determines that Sponsor has failed to abide by or satisfy any of the requirements applicable to the Study and/or contained in this Agreement, or any federal, state or local laws, regulations or guidelines, or any requirements of the host Institution or facility;

16.1.7.	By C2R if in C2R’s good faith determination, it is not safe to continue the Study.

16.2.	In the event of termination prior to completion of the Study, Sponsor shall make a final payment for services performed in accordance herewith and terminated pursuant to sub-paragraphs 17.1.1 through 17.1.8 of this Section and reasonable and non-cancelable obligations incurred through the date of termination. In the event the amount of the advance payment made to C2R is greater than the costs incurred by C2R through the date of termination, C2R shall reimburse to Sponsor the amount paid in excess by Sponsor.

16.3.	The termination of this Agreement shall not relieve either party of its obligation to the other in respect of (i) maintaining the confidentiality of information, (ii) obtaining consents for advertising purposes and publication, (iii) indemnification, and (iv) compensation for services performed.

17.	AMENDMENTS

No provision of this Agreement, RFP Response, or C2R Payment Schedule may be amended, revoked, or waived except in writing signed and delivered by an authorized officer of each party. Any waiver on the part of either party of any breach or any right or interest hereunder shall not imply the waiver of any subsequent breach or waiver of any other right or interest.

18.	VALIDITY AND SEVERABILITY

If any one or more of the provisions of this Agreement is ruled to be wholly or partly invalid or unenforceable by a court or other government body of competent jurisdiction then: (a) the validity and enforceability of all provisions of this Agreement not ruled to be invalid or unenforceable shall be unaffected; (b) the effect of the ruling shall be limited to the jurisdiction of the court or other

Clinical Cardiovascular Research, LLC

Clinical Research Services Agreement

government body making the ruling; (c) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the Court or other government body is authorized to amend and to reform the provision(s) to the minimum extent necessary to render it valid and enforceable in conformity with the parties’ intent as manifested in this Agreement and a provision having a similar economic effect shall be substituted; and (d) if the ruling and/or the controlling principle of law or equity leading to the ruling is subsequently overruled, modified, or amended by legislative, judicial, or administrative action, then the provision(s) in question as originally set forth in this Agreement shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principal of law or equity.

19.	HEADINGS

The descriptive headings are inserted for convenience of references only and are not intended to be part of or to affect the meaning of or interpretation of this Agreement.

20.	ENTIRETY

This Agreement and the exhibits hereto constitute the entire understanding between the parties with respect to the Scope of Work and supersedes and replaces all previous negotiations, understandings, representations, writings, and contract provisions and rights relating to the Scope of Work. The parties agree that all services provided hereunder shall be subject to and governed by the terms and provisions set forth herein, and none of the terms and conditions contained on any proposal, purchase order, invoice, or other writing, shall have any effect or change the provisions of this Agreement except as stated in Section 11 above. If there is any conflict between the terms and conditions of the body of the Agreement and Exhibits, the terms and conditions contained in the body of this Agreement shall govern.

21.	NOTICE

Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by facsimile letter or overnight courier, or delivered by hand to Sponsor or C2R at the respective addresses first given above or at such other address as either party hereto may designate. If sent by facsimile letter, notice shall be deemed given when the transmission is completed if the sender has a confirmed transmission report. If a confirmed transmission report does not exist, then the notice will be deemed given when the notice is actually received by the person to whom it is sent. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received.

Clinical Cardiovascular Research, LLC

Clinical Research Services Agreement

22.	GOVERNING LAW

This Agreement is a Maryland contract. It shall be governed, construed, and interpreted in accordance with the laws of the state of Maryland, without reference to Maryland’s choice of law or conflict of law provisions or principles.

23.	ATTORNEY’S FEES

In the event that Sponsor breaches its obligations or any of its obligations pursuant to this Agreement, C2R shall be entitled to recover, in addition to any and all other remedies, its reasonable attorney’s fees, expenses, and costs which it incurs in enforcing its rights hereunder. In the event that C2R breaches its obligations or any of its obligations pursuant to this Agreement, Sponsor shall be entitled to recover, in addition to any and all other remedies, its reasonable attorney’s fees, expenses, and costs which it incurs in enforcing its rights hereunder.

24.	CONSTRUCTION

This Agreement shall not be construed more strictly against any party hereto merely by virtue of the fact that the Agreement may have been drafted or prepared by such party or its counsel, it being recognized that all the parties hereto have contributed substantially and materially to its preparation and that this Agreement has been the subject of negotiations between the parties and is the product of that negotiation.

25.	COUNTERPARTS

This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original and both of which together shall constitute one (1) instrument.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement to be effective as of the day and year first above written.

CLINICAL CARDIOVASCULAR RESEARCH, LLC:		Cardio Vascular Genetic Engineering

By	/s/ B.G. White	By	/s/ Jack Jacobs
	B.G. White, Ph.D. President and Chief Executive Officer		Signature

		Name Title	JACK JACOBS VP & Chief Scientific Officer
Date	11/19/01	Date	11/17/01

APPENDIC C – Additional Studies

1.	C2R shall have the exclusive right to conduct additional clinical studies of FGF-1 provided that C2R has successfully completed all work assigned for Study CVGE-2001-01.

2.	C2R shall provide-Cardio a rebate from the cost of Study 2001-01 in the amount of $50,000 which will deducted from the agreed upon pricing of any future study.

C2R Line Item Charges

Sponsor:

Phage Biotechnology Corporation

Protocol: CVGE-2001-01	# of Patients:	32	Est. # CRFs	1680
Drug: FGF-1	# of Centers:	4	Est. Project Duration:	26 months

PROJECT INITIATION
Protocol Review and Comment	6,400
CRF Design	5,600
Study Reference Manual Development	7,800
Site Selection & Scientific Presentation	8,000
CRA/Project Team Training	6,920
Investigator’s Meeting - Set-up	5,300
Investigator’s Meeting - Attendance	5,920
SUBTOTAL		$48,940
STUDY MANAGEMENT
Project Management	81,120
Clinical Monitoring	43,520
CLINSight Randomization/Patient Tracking	16,000
DSMB Meeting Attendance	12,800
SUBTOTAL		$153,440
MEDICAL MONITORING
Safety Monitoring	$27,000
SUBTOTAL		$27,000
COMPUTER PROGRAMMING & DATA MANAGEMENT
Database Development - Data Entry Screen Design	15,000
Database Maintenance	9,000
Edit Specification Development and Programming	27,000
CRF/DCF Inventory	840
In-house CRF Review	2,520
Data Entry & Verification	6,720
DCF Generation/Resolution	1,260
Coding - Medication, Adverse Events	3,200
Database Audit	2,520
SUBTOTAL		$68,060
MEDICAL WRITING
Integrated Clinical/Biostatistical Report	$12,000
SUBTOTAL		$12,000
BIOSTATISTICS
Develop Report Templates	13,500
SAS Programming of Tables, Patient Listings, Graphs and Analyses	20,000
QC of SAS Programming	4,500
Interim Analyses (DSMB)	4,000
Final Analysis	8,000
SUBTOTAL		$50,000
FUNCTIONAL SUPPORT/OVERHEAD
Functional Support	132,840
Overhead	130,455
Investigator Contract Negotiation & Payment Processing	8,400
Systems Support	30,079
SUBTOTAL		$301,774

TOTAL C2R FEES		$658,214

Information contained in this proposal to C2R. This document and the information contained herein is confidential and must not be disclosed to third parties without prior written consent from C2R.

C2R Line Item Charges

Sponsor:

Phage Biotechnology Corporation

Protocol: CVGE-2001-01	# of Patients:	32	Est. # CRFs	1680
Drug: FGF-1	# of Centers:	4	Est. Project Duration:	26 months

ESTIMATED PASS-THROUGH COSTS
CRF Printing/Binders	$20,000
Site Selection Travel	4,000
Shipping/FedEx	5,760
Clinical Monitoring Travel	18,000
DSMB Meetings	24,000
Client Meeting Travel	12,000
SUBTOTAL		$83,760

Information contained in this proposal to C2R. This document and the information contained herein is confidential and must not be disclosed to third parties without prior written consent from C2R.

C2R Payment Schedule

Sponsor:

Phage Biotechnology Corporation

Protocol: CVGE-2001-01	# of Patients:	32	Est. # CRFs	1680
Drug: FGF-1	# of Centers:	4	Est. Project Duration:	26 months

PROJECT INITIATION
Protocol Review and Comment	Upon Completion
CRF Design	Upon Completion
Study Reference Manual Development	Upon Completion
Site Selection & Scientific Presentation	Upon Completion
CRA/Project Team Training	Upon Completion
Investigator’s Meeting - Set-up	Upon Completion
Investigator’s Meeting - Attendance	Upon Completion
SUBTOTAL		$—
STUDY MANAGEMENT
Project Management	Monthly (1/26)
Clinical Monitoring	Upon Completion
CLINSight Randomization/Patient Tracking	Monthly (1/18)
DSMB Meeting Attendance	Upon Completion
SUBTOTAL		$—
MEDICAL MONITORING
Safety Monitoring	Monthly (1/18)
SUBTOTAL		$—
COMPUTER PROGRAMMING & DATA MANAGEMENT
Database Development - Data Entry Screen Design	Upon Completion
Database Maintenance	Monthly (1/18)
Edit Specification Development and Programming	Upon Completion
CRF/DCF Inventory	Monthly (1/18)
In-house CRF Review	Monthly (1/18)
Data Entry & Verification	Monthly (1/18)
DCF Generation/Resolution	Monthly (1/18)
Coding - Medication, Adverse Events	Monthly (1/18)
Database Audit	Upon Completion
SUBTOTAL		$—
MEDICAL WRITING
Integrated Clinical/Biostatistical Report	Upon Completion
SUBTOTAL		$—
BIOSTATISTICS
Develop Report Templates
SAS Programming of Tables, Patient Listings, Graphs and Analyses	Upon Completion
QC of SAS Programming	Upon Completion
Interim Analyses (DSMB)	Upon Completion
Final Analysis	Upon Completion
SUBTOTAL		$—
FUNCTIONAL SUPPORT/OVERHEAD
Functional Support	Monthly (1/26)
Overhead	Monthly (1/26)
Investigator Contract Negotiation & Payment Processing	Monthly (1/18)
Systems Support	Monthly (1/26)
SUBTOTAL		$—

TOTAL C2R FEES

Information contained in this proposal to C2R. This document and the information contained herein is confidential and must not be disclosed to third parties without prior written consent from C2R.

AMENDMENT NO. 1

TO

CLINICAL RESEARCH SERVICES AGREEMENT

Regarding:	Amendment to the Clinical Research Services Agreement by and between Clinical CardioVascular Research, LLC and Phage Biotechnology Corporation, Inc dated October 24, 2001.

Studies:	CVGE – 2001-01 — FGF –1

Sponsor:	Phage Biotechnology Corporation 14272 Franklin Avenue, Suite 110 Tustin, CA 92780

In accordance with the terms and conditions specified in the Clinical Research Services Agreement dated October 24, 2001 (the “Effective Date”) between Clinical Cardiovascular Research, LLC (“C2R”) and Phage Biotechnology Corporation (“Phage”), and by mutual agreement of the parties, this Amendment to the Clinical Research Services Agreement is issued.

The purpose of this Amendment is to provide for additional services under the Clinical Research Services Agreement referenced above. The additional services and budget are described in Exhibit A attached hereto and incorporated herein by reference.

Except as provided herein, all other terms and conditions of the Clinical Research Services Agreement between C2R and Phage dated October 24, 2001 remain unchanged and in full force and effect.

For Clinical Cardiovascular Research, LLC

/s/ B.G. White
B.G. White, Ph.D.
President and Chief Executive Officer

Date: 10/04/02

For Phage Biotechnology Corporation

Printed name:
Title:
Date:

[LOGO]

AMENDMENT NO. 1

TO

CLINICAL RESEARCH SERVICES AGREEMENT

Regarding:	Amendment to the Clinical Research Services Agreement by and between Clinical Cardiovascular Research, LLC and Phage Biotechnology Corporation, Inc dated October 24, 2001.

Studies:	CVGE – 2001-01 — FGF –1

Sponsor:	Phage Biotechnology Corporation 14272 Franklin Avenue, Suite 110 Tustin, CA 92780

In accordance with the terms and conditions specified in the Clinical Research Services Agreement dated October 24, 2001 (the “Effective Date”) between Clinical Cardiovascular Research, LLC (“C2R”) and Phage Biotechnology Corporation (“Phage”), and by mutual agreement of the parties, this Amendment to the Clinical Research Services Agreement is issued.

The purpose of this Amendment is to provide for additional services under the Clinical Research Services Agreement referenced above. The additional services and budget are described in Exhibit A attached hereto and incorporated herein by reference.

Except as provided herein, all other terms and conditions of the Clinical Research Services Agreement between C2R and Phage dated October 24, 2001 remain unchanged and in full force and effect.

For Clinical Cardiovascular Research, LLC

/s/ B.G. White
B.G. White, Ph.D.
President and Chief Executive Officer

Date: 10/1/02

For Phage Biotechnology Corproation

Printed name:
Title:
Date:

[LOGO]

ATTACHMENT A

CHANGE	RATIONAL
CRF Design	Ophthalmology CRFs
Study Reference Manual Development	Ophthalmology CRFs
Site Selection & Scientific Presentation	Visit number Increased from 4 to 8 - final 2 sites to be selected from 6-8 candidates

Individual Site Training with Dr. Stedman	2 days at 4 centers for Dr. White/ Ms. Riggs

Project Management	From 2 days/month for Ms. Riggs and COA to 4 days/month for 26 weeks plus 4 days per month for both for the first 13 weeks

Database Development - Data Entry Screen Design	Ophthalmology CRFs

Edit Specification Development and Programming	Ophthalmology CRFs
CRT/DCF Inventory	Ophthalmology CRFs
In-house CRF Review	Ophthalmology CRFs
Data Entry & Verification	Ophthalmology CRFs
DCF Generation/Resolution	Ophthalmology CRFs

C2R INVOICE August-September 2002

CARDIOVASCULAR GENETIC ENGINEERING

Protocol: CVCE-2001-01	#of Patients:	32	Est. # CRFs	1840
. Drug; FCF-1	# of Centers:	4	Est. Project Duration	26 months

	BUDGET	CURRENT CHARGES	CUMULATIVE CHARGES
PROJECT INITIATION
Protocol Review and Comment	6,400	0	6,400
CRF Design	8,080	2,020	8,080
Study Reference Manual Development	9,720	2,020	8,760
Site Selection & Scientific Presentation	16,000	4,000	10,000
CRA/Project Team Training	6,920	0	0
Investigator’s Meetings - Set-up	5,300	0	0
Investigators Meetings - Attendance	5,920	0	0
Individual Site Training with Dr. Stedman	25,600	0	0
SUBTOTAL	$83,940	$8,040	$33,240
STUDY MANAGEMENT
Project Management	250,052	27,019	91,478
Clinical Monitoring	43,520	0	0
CLINSight Randomization/Patient Tracking	16,000	0	0
DSMB Meeting Attendance	12,800	0	0
SUBTOTAL	$322,372	$27,019	$9l,478
MEDICAL MONITORING
Safety Monitoring	$27,000	0	0
SUBTOTAL	$27,000	$—	$—
COMPUTER PROGRAMMING & DATA MANAGEMENT
Database Development - Data Entry Screen Design	16,500	0	13,000
Database Maintenance	9,000	0	0
Edit Specification Development and Programming	28,000	3,000	12,000
CRF/DCF Inventory	1,000	0	0
In-house CRF Review	2,760	0	0
Data Entry & Verification	7,360	0	0
DCF Generation/Resolution	1,380	0	0
Coding - Medication, Adverse Events	3,200	0	0
Database Audit	2,520	0	0
SUBTOTAL	$71,720	$3,000	$25,000
MEDICAL WRITING
Integrated Clinical/Biostatistical Report	$12,000	0	0
SUBTOTAL	$12,000	$—	$—
BIOSTATISTICS
Develop Report Templates	13,500	2,500	10,000
SAS Programming of Tables, Patient Listings, Graphs and Analyses	20,000	5,000	5,000
QC of SAS Programming	4,500	0	0
Interim Analyses (DSMB)	4,000	0	0
Final Analysis	8,000	0	0
SUBTOTAL	$50,000	$7,500	$15,000
FUNCTIONAL, SUPPORT/OVERHEAD
Functional Support	132,840	10,218	35,764
Overhead	130,455	10,035	35,123
Investigator Contract Negotiation & Payment Processing	8,400	2,400	2,400
Systems Support	30,079	2,314	8,900
SUBTOTAL	$301,774	$24,367	$81,386

TOTAL C2R FEES	$868,806	$70,326	$246,104

Information contained in this proposal is proprietary to C2R. This document and the information contained herein is confidential and must not be disclosed to third parties without prior written consent from C2R.

AMENDMENT NO. 2

TO

CLINICAL RESEARCH SERVICES AGREEMENT

Regarding:	Amendment to the Clinical Research Services Agreement by and between Clinical Cardiovascular Research, LLC and Phage Biotechnology Corporation, Inc dated October 24, 2001.

Studies:	CVGE – 2001-01 — FGF – 1

Sponsor:	Phage Biotechnology Corporation 14272 Franklin Avenue, Suite 110 Tustin, CA 92780

In accordance with the terms and conditions specified in the Clinical Research Services Agreement dated October 24, 2001 (the “Effective Date”) between Clinical Cardiovascular Research, LLC (“C2R”) and Phage Biotechnology Corporation (“Phage”), and by mutual agreement of the parties, this Amendment to the Clinical Research Services Agreement is issued.

The purpose of this Amendment is to provide for billing by hourly rates for services performed under the Clinical Research Services Agreement referenced above. The 2004 rates are listed in Exhibit A attached hereto and incorporated herein by reference.

Except as provided herein, all other terms and conditions of the Clinical Research Services Agreement between C2R and Phage dated October 24, 2001 remain unchanged and in full force and effect.

For Clinical Cardiovascular Research, LLC

/s/ B.G. White
B.G. White, Ph.D.
President and Chief Executive Officer

Date: 3/1/2004

For Phage Biotechnology Corporation

/s/ Jack Jacobs
Printed Name :	JACK JACOBS
Title:	VP & COO
Date:	4/15/04

18310 Montgomery Village Avenue, Suite 620, Galthersburg, MD 20879 • (301) 208-9100 • Fax (301) 990-9544

[LOGO]

April 13, 2004

Jack Jacobs, Ph.D.

Vice President, Chief Scientific Officer

Phage Biotechnology Corp.

14272 Franklin Avenue, Suite 110

Tustin, CA 92780

Dear Jack:

As discussed in Mary’s recent message, we have drafted an amendment to our Research Agreement to alter the method for calculating your monthly invoice. We are not proposing altering any of the tasks nor how the budgeted task estimates were calculated. The only alteration proposed is the way the tasks are billed. As of January 01, 2004, we have installed an electronic time management system. All of our contracts are being transferred to a uniform hourly billing method. This method allows sponsors, like yourself, to pay for only work/time expended. This is especially important for trials with slow or erratic enrollment. With the revised system, you only pay for hours utilized not hours projected.

We had planned to implement the changes with your April 2004 invoice, but once we calculated the March invoice using the old method and the newer approach, there was actually a substantial reduction in your March invoice. Therefore, we have dated the amendment for March 01, 2004 to effectively save Phage approximately $6000 for the work performed during March 2004.

If you have any questions please contact me at (301) 208-9100. We look forward to completing quickly the remainder of group one and reviewing the data with our Data and Safety Team, as well as the FDA.

Very Best Regards,

/s/ B.G. White
B. G. White, Ph.D.
President, CEO

Enclosures (3)

2004 Hourly Rates

Senior Consultant - SC	225
Senior Director - Sr Dir	165
Senior Project Manager - SPM	150
Project Manager - PM	135
Clinical Operations Assistant - COA	50
Biostatistics - Bios	125
Safety - RN	100
Finance - ADMN	50
Data Entry - DE	35
Quality Assurance - QA	135
Quality-of-Life - QOL	75
Data Management Manager - DIV	135
Data Management - DMA	75
Document Control - Doc	50
CRA Manager - CRA Mgr	135
Monitor - CRA	105
Clin Trial Programmer - Prog	100
Pharmacokinetic Consultant - PK	200
Medical Monitor - MD	250

Note (1): A twenty percent (20%) overhead charge will be added to the total of personnel charges.

Note (2): All pass-through payments made by C2R will be assessed a 10% service charge Includes - investigator payments - laboratory payments - printing charges - meeting charges

Note (3): Mary Riggs - Sr Dir - B. White - SC

AMENDMENT NO. 2

TO

CLINICAL RESEARCH SERVICES AGREEMENT

Regarding:	Amendment to the Clinical Research Services Agreement by and between Clinical Cardiovascular Research, LLC and Phage Biotechnology Corporation, Inc dated October 24, 2001.

Studies:	CVGE – 2001-01 — FGF – 1

Sponsor:	Phage Biotechnology Corporation 14272 Franklin Avenue, Suite 110 Tustin, CA 92780

In accordance with the terms and conditions specified in the Clinical Research Services Agreement dated October 24, 2001 (the “Effective Date”) between Clinical Cardiovascular Research, LLC (“C2R”) and Phage Biotechnology Corporation (“Phage”), and by mutual agreement of the parties, this Amendment to the Clinical Research Services Agreement is issued.

The purpose of this Amendment is to provide for billing by hourly rates for services performed under the Clinical Research Services Agreement referenced above. The 2004 rates are listed in Exhibit A attached hereto and incorporated herein by reference.

Except as provided herein, all other terms and conditions of the Clinical Research Services Agreement between C2R and Phage dated October 24, 2001 remain unchanged and in full force and effect.

For Clinical Cardiovascular Research, LLC

/s/ B.G. White
B.G. White, Ph.D.
President and Chief Executive Officer

Date: March 01, 2004

For Phage Biotechnology Corporation

Printed name:
Title:
Date:

EXHIBIT A

2004 Hourly Rates

Senior Consultant - SC	225
Senior Director - Sr Dir	165
Senior Project Manager - SPM	150
Project Manager - PM	135
Clinical Operations Assistant - COA	50
Biostatistics - Bios	125
Safety - RN	100
Finance - ADMN	50
Data Entry - DE	35
Quality Assurance - QA	135
Quality-of-Life - QOL	75
Data Management Manager - DM Mgr	135
Data Management - DMA	75
Document Control - Doc	50
CRA Manager-CRA Mgr	135
Monitor - CRA	105
ClinTrial Programmer - Prog	100
Pharmacokinetic Consultant - PK	200
Medical Monitor - MD	250

Note (1): A twenty percent (20%) overhead charge will be added to the total of personnel charges.

Note (2): All pass-through payments made by C2R will be assessed a ten percent (10%) service charge Includes - investigator payments - laboratory payments - printing charges - meeting charges

Note (3): Mary Riggs - Sr Dir - B. White - SC

Note (4): Rates for 2005 will be increased by approximately 5%

[LOGO]

AMENDMENT NO. 3

TO

CLINICAL RESEARCH SERVICES AGREEMENT

Regarding:	Amendment to the Clinical Research Services Agreement by and between Clinical Cardiovascular Research, LLC and Phage Biotechnology Corporation, Inc dated October 24, 2001 with subsequent name change to CardioVascular BioTherapeutics as effected by the May 17, 2004 document.

Studies:	Additional Protocol Development – Authorization to begin development on Study 1 – Adjunctive treatment to coronary artery bypass graft (CABG)

Sponsor:	CardioVascular BioTherapeutics 14272 Franklin Avenue, Suite 110 Tustin, CA 92780

In accordance with the terms and conditions specified in the Clinical Research Services Agreement dated October 24, 2001 (the “Effective Date”) between Clinical Cardiovascular Research, LLC (“C2R”) and CardioVascular BioTherapeutics (“Cardio”) formerly Phage Biotechnology (“Phage”), and by mutual agreement of the parties, this Amendment to the Clinical Research Services Agreement is issued.

The purpose of this Amendment is to provide for additional protocols to be developed by C2R. Exhibit A attached hereto and incorporated herein by reference lists in priority order each contemplated protocol. A time and materials estimated budget for the work necessary to develop each protocol is included in Exhibit A. At the sole discretion of Cardio and with written confirmation to C2R, protocols may be added/deleted or the priority changed. Prior to initiating development on each protocol, Cardio will issue to C2R a written authorization to proceed. Amendment 3, as written, includes authorization to commence protocol development on Study 1 - Adjunctive treatment to coronary artery bypass graft (CABG).

Upon completion of the development of each protocol by C2R and acceptance by Cardio and any consultants of Cardio, C2R will prepare for approval by Cardio an estimated time and materials budget for the conduct of the protocol. An additional amendment to the Clinical Research Services Agreement, governing the scope of work and budget for each protocol, will be issued for Cardio’s approval.

Except as provided herein, all other terms and conditions of the Clinical Research Services Agreement between C2R and Phage/Cardio dated October 24, 2001 remain unchanged and in full force and effect.

18310 Montgomery Village Avenue, Suite 620, Galthersburg, MD 20879 • (301) 208-9100 • Fax (301) 990-9544

[LOGO]

For Clinical Cardiovascular Research, LLC

/s/ B.G. White
B.G. White, Ph.D.
President and Chief Executive Officer

Date:	5-24-04

For CardioVascular BioTherapeutics

/s/ Jack Jacobs
Printed name:	Jack Jacobs
Title:	VP & COO
Date:	5-26-04

18310 Montgomery Village Avenue, Suite 620, Galthersburg, MD 20879 • (301) 208-9100 • Fax (301) 990-9544

Page 1 of 2 Exhibit A to Amendment 3

[LOGO]

EXHIBIT A - AMENDMENT 3

The proposed protocols are listed below in priority order:

1. Adjunctive treatment to coronary artery bypass graft (CABG) - The American Heart Association estimates that 519,000 procedures were performed in the US in 2000. A similar or higher number was performed in Europe. A draft protocol will be completed within thirty days of signature of this letter of intent. An estimated time and materials budget for development of this protocol is - $50,000.

2. Catheter based delivery of FGF-1. After signing this agreement, C2R will meet with Cardio’s regulatory and/or clinical cardiology consultant, at a mutually agreeable time, to determine the most efficient way to proceed with a combined biologic/device feasibility trial. In addition, a meeting between C2R and Cardio’s catheter design and manufacturing partner (Catheter and Disposable Technologies, Inc., Plymouth, MN) may also be requested by Cardio. Once, the regulatory issues have been negotiated with the FDA, C2R will provide protocol(s) drafts within 30 days. An estimated time and materials budget for development of this protocol is -$75,000.

3. Peripheral Arterial Disease. The PAD initiative will focus on the assessment of FGF-1 to provide collateralization and/or promote healing and regeneration. Over ten million patients in the US suffer from PAD with an estimated 35,000 limb amputations annually. This initiative initially will focus on developing a working document of the clinical trial methodologies used recently by Genentech, Vascular Genetics, Aventis and Chiron Corporation to study various proteins for PAD. A plan will be formulated to choose appropriate endpoints for this study, which could include time to healing of both chronic ischemic leg ulcers or diabetic leg ulcers, and more functional endpoints including length of time on a treadmill. Protocols for these patient populations will be provided within sixty days upon completion of the working document and discussions with Hugh G. Beebe, MD, Director of Clinical Research, The Jobst Vascular Center. An estimated time and materials budget for development of this protocol is - $110,000.

4. Wound Healing/Limb Preservation - It is our plan to initiate discussions with one of the leading centers in the US – the University of Pittsburgh Medical Center, Wound Healing/ Limb Preservation Clinic. This center has conducted clinical studies of platelet derived growth factor (PDGF), transforming growth factor- beta, platelet derived wound healing formula (PDWHF), and RGD peptide, among others. After discussions with this group, C2R will propose a strategy/protocol to Cardio for initiation of a study of FGF-1 in this population. An estimated time and materials budget for development of this protocol is - $110,000.

5. Adjunctive treatment to percutaneous transluminal coronary artery angioplasty (PTCA). The American Heart Association estimates that 1,025,000 angioplasty procedures were performed in the US in 2000. Of these, 561,000 were PTCA. A draft protocol will be completed within thirty days of completing discussions with interventional cardiologists at the University of Cincinnati and at least two other locations mutually agreed upon by Cardio and C2R. An estimated time and materials budget for development of this protocol is - $50,000.

18310 Montgomery Village Avenue, Suite 620, Galthersburg, MD 20879 • (301) 208-9100 • Fax (301) 990-9544

Page 2 of 2 Exhibit A to Amendment 3

[LOGO]

Stroke – Stroke is the number three killer of Americans and the leading cause of long-term disability. The AHA estimates the prevalence of stroke patients in the US at 4,800,000. The stoke initiative will be divided into two separate protocols:

(6). Clotting stokes - Cerebral thrombosis/cerebral embolism. Cerebral thrombosis is the most common stroke. Cerebral emboli are most often caused by clots being discharged from the heart during atrial fibrillation. After discussions with leading experts, we may further divide this initiative into two groups – (i) adjunctive therapy to acute treatment procedures – carotid endarterectomy and cerebral angioplasty and (ii) treatment of rehabilitating stoke patients. Protocols for this patient population will be provided within sixty days upon completion of input from stroke opinion leaders(s). An estimated time and materials budget for development of this protocol is - $110,000.

(7). Ruptured blood vessel strokes – Cerebral hemorrhages/subarachnoid hemorrhages. These types of stroke are more often associated with early mortality. Further discussions with stroke experts will be needed to plan an initiative in this patient population. An estimated time and materials budget for development of this protocol is - $70,000.

18310 Montgomery Village Avenue, Suite 620, Galthersburg, MD 20879 • (301) 208-9100 • Fax (301) 990-9544